EXHIBIT 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 x-261	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550

CERADYNE, INC. RECEIVES $14.6 MILLION ORDERS FOR CERAMIC ARMOR

For Elite U.S. Troops and U.S. Marines

Costa Mesa, Calif.—September 20, 2005—Ceradyne, Inc. (Company) (Nasdaq: CRDN) received orders totaling $14.6 million for its lightweight ceramic armor systems: approximately $12 million for certain elite U.S. fighting units and $2.6 million for the U.S. Marine Corps. Shipments are expected to commence in October 2005 and be completed by August 2006.

These new orders are separate from the $461 million contract for SAPI and ESAPI for the U.S. Army announced on August 20, 2004.

Joel Moskowitz, Ceradyne chief executive officer, commented: “I am pleased that the orders for ceramic armor being received by Ceradyne represent not only potential growth beyond ESAPI products but also the addition of new customers. Approximately $1.56 million of the above orders is for specially designed body armor, shaped to protect other areas of the body in addition to the chest and back, which Ceradyne’s current line of body armor is designed to protect.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the U.S. Securities and Exchange Commission.

# # #